Exhibit 99.1

News Release

Novelis Reports First Quarter of Fiscal Year 2018 Results
Continued strong operational performance and automotive strategy drive record Q1 shipments

First Quarter Fiscal Year 2018 Highlights

•	Net income more than tripled YoY to $101 million

•	Record Q1 shipments of 785 kilotonnes increased 4% YoY; automotive shipments increased 16%

•	Net Sales increased 16% YoY to $2.7 billion

•	Adjusted EBITDA increased 8% YoY from $268 million to $289 million

•	Free cash flow improved $69 million YoY

ATLANTA, August 7, 2017 – Novelis, the world leader in aluminum rolling and recycling, today reported net income of $101 million for the first quarter of fiscal year 2018, compared to net income of $24 million in the prior year period. Excluding tax-affected special items, the company reported net income of $103 million in the first quarter of fiscal 2018, up from $33 million reported in the first quarter of fiscal 2017. The year-over-year increase in net income is driven primarily by higher EBITDA and lower interest expense following debt refinancing actions in fiscal 2017.
"Our automotive strategy, enhanced operational performance and strong customer relationships resulted in record first quarter shipments while also increasing Adjusted EBITDA per ton," said Steve Fisher, President and Chief Executive Officer for Novelis. "Leveraging our unmatched global manufacturing footprint, innovative technology and closed-loop recycling systems, Novelis has become a preferred choice for automotive aluminum sheet. As more and more automakers turn to aluminum solutions to produce the next generation of vehicles, we are actively looking at opportunities to increase capacity to support our customers and reinforce our leadership position in this growing market."
Adjusted EBITDA, defined excluding metal price lag, increased eight percent to $289 million for the first quarter of fiscal 2018 from $268 million in the prior year period, primarily as a result of higher shipments, ongoing operational improvements, and favorable product mix, partially offset by pricing pressures in beverage can.
Net sales increased 16 percent to $2.7 billion for the first quarter of fiscal 2018. This was driven by a four percent increase in total shipments of flat rolled products to 785 kilotonnes, including a 16 percent increase in shipments of higher conversion premium automotive products, as well as higher average aluminum prices.
The company reported negative free cash flow of $77 million for the first quarter of fiscal 2018 as compared to negative $146 million in the prior year period. The $69 million improvement in free cash flow over the prior year was primarily a result of higher EBITDA and lower cash interest payments. Capital expenditures in the first quarter of fiscal 2018 were $39 million, $5 million lower than the prior year.
"Our continued strong financial performance in the first quarter, following a record year in fiscal 2017, provides a clear path to achieve another record year for Adjusted EBITDA and free cash flow in fiscal 2018,” said Devinder Ahuja, Senior Vice President and Chief Financial Officer for Novelis.

As of June 30, 2017, the company reported a strong liquidity position of $1.2 billion.
Full Year Fiscal 2018 Guidance
With strong first quarter results and a positive market outlook, the Company expects fiscal 2018 Adjusted EBITDA to be between $1,100-$1,150 million for the full year. In addition, it expects fiscal 2018 free cash flow to be between $400-450 million.

First Quarter of Fiscal Year 2018 Earnings Conference Call
Novelis will discuss its first quarter of fiscal year 2018 results via a live webcast and conference call for investors at 9:00 a.m. ET on Monday, August 7, 2017. To view slides and listen only, visit the web at
https://cc.callinfo.com/r/1vyk831lq8g4a&eom. To join by telephone, dial toll-free in North America at 800 761 0059, India toll-free at 18002660831 or the international toll line at +1 303 223 0117. Presentation materials and access information may also be found at novelis.com/investors.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in 10 countries, has approximately 11,000 employees and reported $10 billion in revenue for its 2017 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com and follow us on Facebook at facebook.com/NovelisInc and Twitter at twitter.com/Novelis.

Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrently with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA, Free Cash Flow, Reconciliation to Liquidity, Reconciliation to Net Income excluding Certain Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward looking statements in this news release are statements about the company's ability to achieve stronger full year Adjusted EBITDA and free cash flow for fiscal 2018. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; the effect of taxes and changes in tax rates; and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017 are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Matthew Bianco	Megan Cochard
+1 404 760 4159	+1 404 760 4170
matthew.bianco@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in millions)	Three Months Ended June 30,
	2017	2016
Net sales	$2,669	$2,296
Cost of goods sold (exclusive of depreciation and amortization)	2,261	1,930
Selling, general and administrative expenses	106	92
Depreciation and amortization	90	89
Interest expense and amortization of debt issuance costs	64	83
Research and development expenses	15	13
Gain on assets held for sale	—	(1)
Restructuring and impairment, net	1	2
Other (income) expense, net	(12)	28
	2,525	2,236
Income before income taxes	144	60
Income tax provision	43	36
Net income	101	24
Net income attributable to noncontrolling interests	—	—
Net income attributable to our common shareholder	$101	$24

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions)	June 30, 2017	March 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$565	$594
Accounts receivable, net
— third parties (net of uncollectible accounts of $6 as of June 30, 2017 and March 31, 2017)	1,188	1,067
— related parties	57	60
Inventories	1,501	1,333
Prepaid expenses and other current assets	134	137
Fair value of derivative instruments	74	113
Assets held for sale	3	3
Total current assets	3,522	3,307
Property, plant and equipment, net	3,345	3,357
Goodwill	607	607
Intangible assets, net	450	457
Investment in and advances to non–consolidated affiliate	483	451
Deferred income tax assets	76	86
Other long–term assets
— third parties	98	94
— related parties	10	15
Total assets	$8,591	$8,374
LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Current liabilities
Current portion of long–term debt	$145	$121
Short–term borrowings	362	294
Accounts payable
— third parties	1,830	1,722
— related parties	50	51
Fair value of derivative instruments	68	151
Accrued expenses and other current liabilities	480	580
Total current liabilities	2,935	2,919
Long–term debt, net of current portion	4,407	4,437
Deferred income tax liabilities	111	98
Accrued postretirement benefits	827	799
Other long–term liabilities	200	198
Total liabilities	8,480	8,451
Commitments and contingencies
Shareholder’s equity (deficit)
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of June 30, 2017 and March 31, 2017	—	—
Additional paid–in capital	1,404	1,404
Accumulated deficit	(817)	(918)
Accumulated other comprehensive loss	(457)	(545)
Total equity (deficit) of our common shareholder	130	(59)
Noncontrolling interests	(19)	(18)
Total equity (deficit)	111	(77)
Total liabilities and equity (deficit)	$8,591	$8,374

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in millions)	Three Months Ended June 30,
	2017	2016
OPERATING ACTIVITIES
Net income	$101	$24
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	90	89
Gain on unrealized derivatives and other realized derivatives in investing activities, net	(2)	—
Gain on assets held for sale	—	(1)
Loss on sale of assets	1	4
Deferred income taxes	9	7
Amortization of fair value adjustments, net	—	3
Loss on foreign exchange remeasurement of debt	1	—
Amortization of debt issuance costs and carrying value adjustments	5	5
Other, net	(1)	—
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	(96)	(55)
Inventories	(137)	(59)
Accounts payable	72	(39)
Other current assets	8	(6)
Other current liabilities	(105)	(100)
Other noncurrent assets	(6)	(8)
Other noncurrent liabilities	15	29
Net cash used in operating activities	(45)	(107)
INVESTING ACTIVITIES
Capital expenditures	(39)	(44)
Proceeds from sales of assets, third party, net of transaction fees and hedging	1	—
Proceeds from investment in and advances to non-consolidated affiliates, net	6	2
Proceeds from settlement of other undesignated derivative instruments, net	1	3
Net cash used in investing activities	(31)	(39)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	—	87
Principal payments of long-term and short-term borrowings	(57)	(72)
Revolving credit facilities and other, net	113	35
Debt issuance costs	(2)	—
Net cash provided by financing activities	54	50
Net decrease in cash and cash equivalents	(22)	(96)
Effect of exchange rate changes on cash	(7)	(3)
Cash and cash equivalents — beginning of period	594	556
Cash and cash equivalents — end of period	$565	$457

Reconciliation of Net income attributable to our common shareholder to Adjusted EBITDA (unaudited)
The following table reconciles Net income attributable to our common shareholder to Adjusted EBITDA, a non-GAAP financial measure, three months ended June 30, 2017 and 2016.

(in millions)	Three Months Ended June 30,
	2017	2016
Net income attributable to our common shareholder	$101	$24
Income tax provision	43	36
Interest, net	62	80
Depreciation and amortization	90	89
EBITDA	296	229

Unrealized (gains) losses on change in fair value of derivative instruments, net	(16)	7
Realized gains on derivative instruments not included in segment income	(1)	(1)
Adjustment to eliminate proportional consolidation	8	8
Loss on sale of fixed assets	1	4
Gain on assets held for sale	—	(1)
Restructuring and impairment, net	1	2
Metal price lag (A)	1	13
Other, net	(1)	7
Adjusted EBITDA	$289	$268

(A)
Effective in the first quarter of fiscal 2018, management removed the impact of metal price lag from Adjusted EBITDA in order to enhance the visibility of the underlying operating performance of the Company. The impact of metal price lag is now reported as a separate line item in this reconciliation. This change does not impact our condensed consolidated financial statements. Adjusted EBITDA for the prior period presented has been updated to reflect this change.

Free Cash Flow (unaudited)
The following table shows “Free cash flow” for the three months ended June 30, 2017 and 2016.

(in millions)	Three Months Ended June 30,
	2017	2016
Net cash used in operating activities	$(45)	(107)
Net cash used in investing activities	(31)	(39)
Less: Proceeds from sales of assets, net of transaction fees and hedging	(1)	—
Free cash flow	$(77)	$(146)

Cash and Cash Equivalents and Total Liquidity (unaudited)
The following table reconciles the ending balances of cash and cash equivalents to total liquidity as of June 30, 2017 and March 31, 2017.

(in millions)	June 30, 2017	March 31, 2017
Cash and cash equivalents	$565	$594
Availability under committed credit facilities	671	701
Total liquidity	$1,236	$1,295

Reconciliation of Net income attributable to our common shareholder to Net income attributable to our common shareholder, excluding special items (unaudited)
The following table presents Net Income attributable to our common shareholder excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

(in millions)	Three Months Ended June 30,
	2017	2016
Net income attributable to our common shareholder	$101	$24
Special Items:
Gain on assets held for sale	—	(1)
Metal price lag	1	13
Restructuring and impairment, net	1	2
Tax effect on special items	—	(5)
Net income attributable to our common shareholder, excluding special items	$103	$33

Segment Information (unaudited)
The following table shows selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended June 30, 2017	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA (A)	$116	$57	$44	$72	$—	$289

Shipments
Rolled products - third party	271	231	176	107	—	785
Rolled products - intersegment	2	4	4	3	(13)	—
Total rolled products	273	235	180	110	(13)	785

Selected Operating Results Three Months Ended June 30, 2016	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA (A)	$92	$57	$46	$73	$—	$268

Shipments
Rolled products - third party	241	241	176	97	—	755
Rolled products - intersegment	1	5	2	6	(14)	—
Total rolled products	242	246	178	103	(14)	755

(A)
Effective in the first quarter of fiscal 2018, management removed the impact of metal price lag from Segment Income. Segment information for prior periods presented has been updated to reflect this change.